Exhibit 10.1

DATE:                                                          March 10, 2016

TO:                                                                           Jay Barth, MD

Chief Medical Officer

FROM:                                                       John Crowley

Chairman and Chief Executive Officer

SUBJECT:                                     Retention Bonus

Dear Jay,

Thank you for all of your hard work and dedication to Amicus!  To recognize your achievements and the important long term role you play with Amicus, you will receive a retention bonus of $200,000.  You will receive this bonus in the March 25, 2016 payroll, less applicable state and federal taxes.

In accepting this bonus, you agree that if you voluntarily leave for any reason, or if you are terminated for cause, within 12 months of receiving the payment of this bonus, you will repay Amicus in full, and if you voluntarily leave, or if you are terminated for cause, within 12-24 months of receiving the bonus payment, you will repay 50% of the bonus. In addition, in the event you voluntarily leave or are terminated for cause within 12-24 months of payment of the bonus, Amicus will offset the applicable repayment amount from any amounts owed to you, to the extent permitted by applicable law.

Congratulations and we thank you for your continued contributions to Amicus.

Yours Sincerely,

/s/ John Crowley

John Crowley
Chairman and Chief Executive Officer

Please sign below acknowledging your acceptance of the terms set forth in this letter.

/s/ Jay Barth	3/14/16
Jay Barth, MD	Date

1 Cedarbrook Drive, Cranbury, NJ 08512 609-662-2000
 www.amicusrx.com